Impax Reports Solid Second Quarter 2017 Results with Total Revenues Increasing 17% to $202 Million

‒ GAAP Loss Per Share of $0.28; Non-GAAP Adjusted Income Per Share of $0.18 ‒
‒ Generics Division Revenues Increase 24% to $151 Million ‒
‒ Significant Progress on Operational and Cost Improvement Plans ‒
‒ Company Reaffirms Full Year 2017 EPS Guidance ‒

HAYWARD, Calif., August 9, 2017 – Impax Laboratories, Inc. (NASDAQ: IPXL), today announced second quarter 2017 financial results.

Total revenues in the second quarter 2017 were $202.1 million, an increase of 17.1%, compared to $172.6 million in the prior year period, driven by a 24.0% increase in generic product sales.

GAAP net loss was $20.4 million or a loss of $0.28 per share for the second quarter 2017, compared to a loss of $2.7 million or a loss of $0.04 per share in the prior year period, primarily due to restructuring and severance charges related to the Company’s previously announced consolidation and improvement plan, charges related to certain potential legal settlements, and higher acquisition-related amortization expenses compared to the prior year period.

Adjusted net income was $13.1 million or $0.18 per share in the second quarter 2017, compared to $15.0 million or $0.21 per share in the prior year period. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

For the second quarter 2017, EBITDA (earnings before interest, taxes, depreciation and amortization) was $16.6 million, a decrease of 28.8%, compared to $23.4 million in the prior year period. Adjusted EBITDA was $39.2 million, a decrease of 3.6%, compared to the prior year period. Cash and cash equivalents were $171.4 million as of June 30, 2017.

“This was a solid quarter for Impax led by the growth in our Generics division,” said Paul Bisaro, President and Chief Executive Officer of Impax. “Our results benefited from the prior year’s acquisition of products from Teva Pharmaceuticals, as well as the successful second quarter launch of generic Vytorin® and continued growth of our epinephrine auto-injector product. In addition, we are pleased with the recent generic product approvals that should benefit future results, including our AB-rated generic version of Concerta®, which we expect to launch later this year.”

“In our Specialty Pharma division, a 27% increase in sales of Rytary® helped to offset a decline in sales of Albenza®, which experienced a temporary supply disruption during the quarter.”

“We continue to make progress on our consolidation and improvement plan aimed at enhancing operating efficiencies and improving our overall cost structure. We have completed the closure of the Middlesex manufacturing and R&D site, and expect to close the packaging facility by the end of the first quarter of 2018. Additionally, we recently divested a number of non-strategic approved products, the vast majority of which were not marketed, for $12 million and continue to work towards an efficient and timely exit of the Taiwan facility. These efforts better position us to advance our strategic objectives of driving earnings growth and maximizing shareholder value,” concluded Bisaro.

Business Segment Information

The Company has two reportable segments, the Impax Generics division and the Impax Specialty Pharma division and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information
(Unaudited; In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Impax Generics Product sales, net	$150,889	$121,695	$285,036	$291,774
Cost of revenues	108,901	82,794	212,236	192,916
Cost of revenues impairment charges	-	1,545	39,280	1,545
Gross profit	41,988	37,356	33,520	97,313
Operating expenses:
Selling, general and administrative	8,034	1,565	14,502	6,339
Research and development	20,995	16,143	38,391	30,738
In-process research and development impairment charges	-	946	6,079	946
Patent litigation expense	319	155	687	269
Total operating expenses	29,348	18,809	59,659	38,292
Income (loss) from operations	$12,640	$18,547	$(26,139)	$59,021

Gross margin	27.8%	30.7%	11.8%	33.4%
Adjusted gross profit (a)	$64,113	$48,945	$116,097	$115,760
Adjusted gross margin (a)	42.5%	40.2%	40.7%	39.7%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division in the second quarter 2017 were $150.9 million, an increase of 24.0%, compared to the prior year period. The increase was primarily due to the addition of products acquired as part of the products acquisition from Teva (the “Teva Transaction”) and sales from new product launches including generic Vytorin, as well as higher sales of epinephrine auto-injector.

Gross margin in the second quarter 2017 was 27.8%, compared to 30.7% in the prior year period. Adjusted gross margin in the second quarter 2017 was 42.5%, compared to 40.2% in the prior year period, driven largely by product sales mix.

Total operating expenses in the second quarter 2017 were $29.3 million, compared to $18.8 million in the prior year period, primarily due to higher selling, general and administrative expenses as a result of higher failure-to-supply fees in the current period, while the prior year period included a credit for such fees, and increased investments in research and development projects during the current period.

Impax Specialty Pharma Division Information
(Unaudited; In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Rytary® sales, net	$21,922	$17,297	$41,827	$32,223
Zomig® sales, net	12,325	13,256	22,182	24,706
All Other Specialty Pharma Product sales, net	16,946	20,342	37,440	49,395
Total revenues	51,193	50,895	101,449	106,324
Cost of revenues	20,775	15,267	37,672	28,063
Gross profit	30,418	35,628	63,777	78,261
Operating expenses:
Selling, general and administrative	16,814	16,133	33,144	29,951
Research and development	5,852	4,657	10,945	9,084
Patent litigation expense	851	1,774	1,555	2,979
Total operating expenses	23,517	22,564	45,644	42,014
Income from operations	$6,901	$13,064	$18,133	$36,247

Gross margin	59.4%	70.0%	62.9%	73.6%
Adjusted gross profit (a)	$36,258	$43,044	$73,451	$89,320
Adjusted gross margin (a)	70.8%	84.6%	72.4%	84.0%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Specialty Pharma division in the second quarter 2017 were $51.2 million, an increase of 0.6%, compared to the prior year period, as higher sales of Rytary were primarily offset by lower sales of anthelmintic products due to a temporary supply disruption of Albenza during the second quarter of 2017.

Gross margin in the second quarter 2017 was 59.4%, compared to 70.0% in the prior year period. Adjusted gross margin in the second quarter 2017 was 70.8%, compared to 84.6% in the prior year period, primarily due to product sales mix.

Total operating expenses in the second quarter 2017 were $23.5 million, compared to $22.6 million in the prior year period, primarily due to higher research and development expenses partially offset by lower patent litigation expenses.

Corporate and Other Information
(Unaudited; In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
General and administrative expenses	$26,767	$27,210	$51,024	$52,916
Unallocated corporate expenses	$(26,767)	$(27,210)	$(51,024)	$(52,916)

General and administrative expenses in the second quarter 2017 were $26.8 million, a decrease of 1.6% compared to the prior year period.

Interest expense in the second quarter 2017 was $13.4 million, an increase of $4.9 million compared to the prior year period, due to the $400.0 million Term Loan Facility entered into by the Company in the third quarter 2016 to finance the Teva Transaction.

2017 Financial Guidance

The Company’s full year 2017 financial guidance is noted below. The Company’s full year 2017 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The estimates exclude the cost savings and one-time charges from the new cost savings initiatives of $85.0 million as outlined in the consolidation and improvement plan announced on May 10, 2017.

The Company does not provide forward-looking guidance metrics as outlined below on a GAAP basis as certain financial information, such as restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

•	Adjusted gross margins as a percent of total revenue are expected to be approximately 47% to 49%.

•
UPDATED - Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $93 million to $97 million (previously $90 million to $95 million).

•	Adjusted selling, general and administrative expenses of approximately $190 million to $195 million.

•	Adjusted interest expense of approximately $28 million.

•	Capital expenditures of approximately $25 million to $30 million.

•	UPDATED - Effective tax rate of approximately 33% (previously 33% to 34%).

•	Full year 2017 adjusted net income per share of $0.55 to $0.70

Conference Call Information

The Company will host a conference call with a slide presentation on August 9, 2017 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 48618927. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in the Company’s operating results and financial condition; the volatility of the market price of the Company’s common stock; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; the impact of competition; the effect of any manufacturing or quality control problems; the Company’s ability to manage its growth; risks related to acquisitions of or investments in technologies, products or businesses; the risks related to the sale or closure of our Taiwan manufacturing facility; effects from fluctuations in currency exchange rates between the U.S. dollar and the Taiwan dollar; risks relating to goodwill and intangibles; the reduction or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the Company’s ability to sustain profitability and positive cash flows; the impact of any valuation allowance on the Company’s deferred tax assets; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; the availability of additional funds in the future; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements to settle patent litigations, product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of Numient® (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, rebates, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; changes in tax regulations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited; In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Impax Generics, net	$150,889	$121,695	$285,036	$291,774
Impax Specialty Pharma, net	51,193	50,895	101,449	106,324
Total revenues	202,082	172,590	386,485	398,098
Cost of revenues	129,676	98,061	249,908	220,979
Cost of revenues impairment charges	-	1,545	39,280	1,545
Gross profit	72,406	72,984	97,297	175,574

Operating expenses:
Selling, general and administrative	51,615	44,908	98,670	89,206
Research and development	26,847	20,800	49,336	39,822
In-process research and development impairment charges	-	946	6,079	946
Patent litigation	1,170	1,929	2,242	3,248
Total operating expenses	79,632	68,583	156,327	133,222
(Loss) income from operations	(7,226)	4,401	(59,030)	42,352

Other income (expense):
Interest expense	(13,369)	(8,454)	(26,749)	(16,785)
Interest income	155	340	309	673
Reserve for Turing receivable	(2,353)	-	(2,670)	(48,043)
Gain on sale of intangible assets	11,850	-	11,850	-
Loss on debt extinguishment	-	-	(1,215)	-
Other, net	(9,994)	(237)	(10,962)	359
Loss before income taxes	(20,937)	(3,950)	(88,467)	(21,444)
(Benefit from) provision for income taxes	(520)	(1,249)	30,381	(8,335)
Net loss	$(20,417)	$(2,701)	$(118,848)	$(13,109)

Net loss per common share:
Basic	$(0.28)	$(0.04)	$(1.66)	$(0.18)
Diluted	$(0.28)	$(0.04)	$(1.66)	$(0.18)

Weighted-average common shares outstanding:
Basic	71,803,920	71,100,123	71,699,775	70,882,759
Diluted	71,803,920	71,100,123	71,699,775	70,882,759

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; In thousands)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$171,396	$180,133
Accounts receivable, net	219,735	257,368
Inventory, net	200,410	175,230
Prepaid expenses and other current assets	36,936	18,410
Total current assets	628,477	631,141
Property, plant and equipment, net	232,480	233,372
Intangible assets, net	540,655	620,466
Goodwill	207,329	207,329
Deferred income taxes, net	35,825	69,866
Other non-current assets	56,342	60,844
Total assets	$1,701,108	$1,823,018

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$322,678	$303,605
Current portion of contingent consideration	18,746	-
Current portion of long-term debt, net	17,824	17,719
Total current liabilities	359,248	321,324
Long-term debt, net	766,460	813,545
Other non-current liabilities	49,963	64,175
Total liabilities	1,175,671	1,199,044
Total stockholders' equity	525,437	623,974
Total liabilities and stockholders' equity	$1,701,108	$1,823,018

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; In thousands)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(118,848)	$(13,109)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,964	36,419
Non-cash interest expense	12,742	10,714
Share-based compensation expense	13,182	15,662
Deferred income taxes, net and uncertain tax positions	35,437	(21,294)
Intangible asset impairment charges	45,359	2,491
Reserve for Turing receivable	2,670	48,043
Gain on sale of intangible assets	(11,850)	-
Loss on debt extinguishment	1,215	-
Other	1,663	(144)
Changes in assets and liabilities which provided cash	22,657	(50,196)

Net cash provided by operating activities	58,191	28,586

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,993)	(20,512)
Proceeds from sales of property, plant and equipment	350	1,346
Proceeds from sales of intangible assets	11,850	-
Proceeds from cash surrender value of life insurance policy	529	-
Payments for licensing agreements	-	(3,500)
Proceeds from repayment of Tolmar loan	-	15,000

Net cash used in investing activities	(6,264)	(7,666)

Cash flows from financing activities:
Repayment of term loan	(60,000)	-
Payment of deferred financing fees	(818)	-
Payment of withholding taxes related to restricted stock awards	(1,889)	(4,263)
Proceeds from exercise of stock options and ESPP	591	9,178

Net cash (used in) provided by financing activities	(62,116)	4,915

Effect of exchange rate changes on cash and cash equivalents	1,452	660

Net (decrease) increase in cash and cash equivalents	(8,737)	26,495
Cash and cash equivalents, beginning of period	180,133	340,351
Cash and cash equivalents, end of period	$171,396	$366,846

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net loss, GAAP net loss per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to adjusted net income:
(Unaudited; In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(20,417)	$(2,701)	$(118,848)	$(13,109)
Adjusted to add (deduct):
Amortization (a)	17,219	12,469	34,451	21,237
Non-cash interest expense (b)	6,430	5,409	12,742	10,714
Business development expenses (c)	99	1,448	150	2,216
Intangible asset impairment charges (d)	-	2,491	45,359	2,491
Reserve for Turing receivable (e)	2,353	-	2,670	48,043
Turing legal expenses (f)	89	-	(406)	-
Restructuring and severance charges (g)	10,599	5,022	16,737	6,590
Fixed asset impairment charges (h)	1,894	-	1,894	-
Gain on sale of intangible assets (i)	(11,850)	-	(11,850)	-
Gain on sale of property plant and equipment (j)	(350)	-	(350)	-
Loss on debt extinguishment (k)	-	-	1,215	-
Middlesex plant closure (l)	3,344	-	4,980	-
Legal settlements(m)	7,900	-	7,900	-
Other (n)	2,286	-	3,217	300
Income tax effect (o)	(6,456)	(9,130)	21,007	(32,620)
Adjusted net income	$13,140	$15,008	$20,868	$45,862

Adjusted net income per diluted share	$0.18	$0.21	$0.29	$0.64
Net loss per diluted share	$(0.28)	$(0.04)	$(1.66)	$(0.18)

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
Reflects amortization of intangible assets from the portfolio of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc (the “Teva Transaction”) in August 2016 and from the acquisition of Tower Holdings, Inc. and its subsidiaries in March 2015 (the “Tower Acquisition”).

(b)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with the $400.0 million Term Loan Facility to finance the Teva Transaction and the $600.0 million of outstanding 2% convertible senior notes, as well as bifurcation of the conversion option of the convertible notes.

(c)	Professional fees primarily related to the Teva Transaction.

(d)
The Company recognized a total of $45.4 million in intangible asset impairment charges, of which $39.3 million was recognized in cost of revenues impairment charges and $6.1 million was recognized in in process research and development (“IPR&D”) impairment charges, almost entirely attributable to three products (two currently marketed and one IPR&D), acquired as part of the Teva Transaction. For the currently marketed products, the impairment charge was the result of continued significant price and volume erosion during the quarter with no offsetting increase in customer demand, resulting in lower expected future cash flows. For the IPR&D product, the impairment charge was the result of increased expected research and development expenses and a delay in anticipated product launch due to a change in the regulatory strategy to secure FDA approval.

(e)
The Company recorded a reserve in the amount of $48.0 million during the first quarter 2016, representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing related to the Company’s sale of Daraprim® to Turing. During the fourth quarter of 2016, the Company received $7.7 million in payments from Turing. During the six month period ended June 30, 2017, the Company increased the reserve balance by $3.6 million to reflect additional estimated Medicaid rebate claims due from Turing. The Company received an additional $0.9 million of payments from Turing during the second quarter of 2017. As of June 30, 2017, the $43.0 million estimated receivable due from Turing was fully reserved.

(f)
The Company recorded a credit in the first quarter 2017 for legal fees incurred as a result of the Company’s litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement in the Company’s sale of Daraprim® resulting from Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liability.

(g)
During the second quarter 2017, the Company recorded restructuring and severance charges of $4.9 million related to the March 2016 announced closure of the Company’s Middlesex, New Jersey manufacturing and packaging site. Additionally, the Company recorded restructuring and severance charges of $5.7 million in the second quarter 2017 primarily related to the closure of generic research and development activities in Middlesex as well as the sale or closure of its Taiwan manufacturing facility as part of the Company’s consolidation and improvement plan announced in May 2017. During the second quarter of 2016, the Company recorded restructuring and severance charges of $5.0 million related to the closure of its Middlesex manufacturing and packaging site.

(h)	The Company recorded an impairment charge relating to obsolete software in the second quarter 2017.

(i)
During the second quarter 2017, the Company recorded a gain on the sale of 29 ANDAs and one NDA for non-strategic approved generic products, the vast majority of which were not marketed, and all acquired as part of the Tower Acquisition.

(j)	The Company received a non-refundable deposit related to the then pending sale of a storage warehouse located in Hayward, California. The sale subsequently closed in July 2017.

(k)
In the first quarter 2017, the Company voluntarily prepaid $50.0 million of principal on its $400.0 million Term Loan Facility, resulting in a loss on debt extinguishment of $1.2 million incurred to write-off a pro-rated portion of the related deferred debt issuance costs.

(l)
During the second quarter 2017, the Company recorded underabsorption charges in cost of goods sold related to the closure of its Middlesex, New Jersey facility, which ceased production activities at the end of the first quarter 2017.

(m)
During the second quarter 2017, the Company recorded $7.9 million of legal settlement expenses related to the potential settlement of certain current outstanding litigation, a portion of which includes the expenses related to the settlement of the contract dispute with Endo International plc.

(n)
During the second quarter 2017, the Company recorded charges totaling $2.3 million related to a milestone payment to a third party partner under the terms of a research and development agreement and the change in the fair value of a contingent consideration due to Teva related to methylphenidate hydrochloride.

(o)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdiction in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

The following table reconciles reported net loss to adjusted EBITDA:
(Unaudited, In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(20,417)	$(2,701)	$(118,848)	$(13,109)
Adjusted to add (deduct):
Interest expense	13,369	8,454	26,749	16,785
Interest income	(155)	(340)	(309)	(673)
Income taxes	(520)	(1,249)	30,381	(8,335)
Depreciation and amortization	24,355	19,195	48,453	34,293
EBITDA	16,632	23,359	(13,574)	28,961

Adjusted to add (deduct):
Share-based compensation expense	6,225	8,384	13,182	15,662
Business development expenses	99	1,448	150	2,216
Intangible asset impairment charges	-	2,491	45,359	2,491
Reserve for Turing receivable	2,353	-	2,670	48,043
Turing legal expenses	89	-	(406)	-
Restructuring and severance charges	10,599	5,022	16,737	6,590
Fixed asset impairment charges	1,894	-	1,894	-
Gain on sale of intangible assets	(11,850)	-	(11,850)	-
Gain on sale of property, plant and equipment	(350)	-	(350)	-
Loss on debt extinguishment	-	-	1,215	-
Middlesex plant closure	3,344	-	4,980	-
Legal settlements	7,900	-	7,900	-
Other	2,286	-	3,217	300
Adjusted EBITDA	$39,221	$40,704	$71,124	$104,263

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of revenues	$129,676	$98,061	$249,908	$220,979
Cost of revenues impairment charges	-	1,545	39,280	1,545
Adjusted to deduct:
Amortization	17,219	12,469	34,451	21,237
Intangible asset impairment charges	-	1,545	39,280	1,545
Business development	49	-	58	-
Restructuring and severance charges	7,402	4,991	13,540	6,724
Middlesex plant closure	3,344	-	4,980	-
Adjusted cost of revenues	$101,662	$80,601	$196,879	$193,018

Adjusted gross profit (a)	$100,420	$91,989	$189,606	$205,080
Adjusted gross margin (a)	49.7%	53.3%	49.1%	51.5%

Research and development expenses	$26,847	$20,800	$49,336	$39,822
In-process research and development impairment charges	-	946	6,079	946
Adjusted to deduct:
Intangible asset impairment charges	-	946	6,079	946
Restructuring and severance charges	2,926	-	2,926	-
Other	1,825	-	2,475	300
Adjusted research and development expenses	$22,096	$20,800	$43,935	$39,522

Selling, general and administrative expenses	$51,615	$44,908	$98,670	$89,206
Adjusted to deduct:
Business development expenses	50	1,448	92	2,216
Turing legal expenses	89	-	(406)	-
Restructuring and severance charges	271	31	271	41
Adjusted selling, general and administrative expenses	$51,205	$43,429	$98,713	$86,949

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin:

Impax Generics Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of revenues	$108,901	$82,794	$212,236	$192,916
Cost of revenues impairment charges	-	1,545	39,280	1,545
Adjusted to deduct:
Amortization	13,385	5,053	26,783	10,178
Intangible asset impairment charges	-	1,545	39,280	1,545
Restructuring and severance charges	5,396	4,991	11,534	6,724
Middlesex plant closure	3,344	-	4,980	-
Adjusted cost of revenues	$86,776	$72,750	$168,939	$176,014

Adjusted gross profit (a)	$64,113	$48,945	$116,097	$115,760
Adjusted gross margin (a)	42.5%	40.2%	40.7%	39.7%

Impax Specialty Pharma Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of revenues	$20,775	$15,267	$37,672	$28,063
Adjusted to deduct:
Amortization	3,834	7,416	7,668	11,059
Restructuring and severance charges	2,006	-	2,006	-
Adjusted cost of revenues	$14,935	$7,851	$27,998	$17,004

Adjusted gross profit (a)	$36,258	$43,044	$73,451	$89,320
Adjusted gross margin (a)	70.8%	84.6%	72.4%	84.0%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited; In thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported (loss) income from operations to adjusted income from operations:

Impax Generics Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP income (loss) from operations	$12,640	$18,547	$(26,139)	$59,021
Adjusted to add (deduct):
Amortization	13,385	5,053	26,783	10,178
Intangible asset impairment charges	-	2,491	45,359	2,491
Restructuring and severance charges	8,322	4,991	14,460	6,724
Payments for licensing agreements	1,825	-	2,475	300
Middlesex plant closure	3,344	-	4,980	-
Adjusted income from operations	$39,516	$31,082	$67,918	$78,714

Impax Specialty Pharma Division Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP income from operations	$6,901	$13,064	$18,133	$36,247
Adjusted to add:
Amortization	3,834	7,416	7,668	11,059
Restructuring and severance charges	2,006	-	2,006	-
Adjusted income from operations	$12,741	$20,480	$27,807	$47,306